Exhibit 99.1

Bogota Financial Corp. Reports Results for the

Three Months Ended March 31, 2022

NEWS PROVIDED BY

Bogota Financial Corp.

Teaneck, New Jersey, May 2, 2022 – Bogota Financial Corp. (NASDAQ: BSBK) (the “Company”), the holding company for Bogota Savings Bank (the “Bank”), reported net income for the three months ended March 31, 2022 of $1.4 million, compared to net income of $3.0 million for the comparable prior year period. During the three months ended March 31, 2021, the Company recorded a bargain purchase gain of $1.9 million, and merger-related expenses of $318,000, each of which was associated with the acquisition of Gibraltar Bank. Excluding the bargain purchase gain and the merger-related expenses in 2021, net income for the three months ended March 31, 2021 was $1.4 million, which equals the comparable current year period1.

On April 11, 2022, the Company announced it completed its initial 5% buyback plan, purchasing 296,044 shares. The Company’s Board of Directors has approved another 5% buyback plan, which is subject to regulatory approval.

Other Financial Highlights:

•

Total assets increased $13.3 million, or 1.6%, to $850.7 million at March 31, 2022 from $837.4 million at December 31, 2021, due to an increase in securities, which was primarily funded by cash and cash equivalents.

•	Net loans decreased $5.8 million, or 1.0%, to $564.4 million at March 31, 2022 from $570.2 million at December 31, 2021.

•

Total deposits were $619.9 million, increasing $22.5 million, or 3.8%, as compared to $597.5 million at December 31, 2021, primarily due to a new $20.0 million municipal deposit relationship. The average rate paid on deposits at March 31, 2022 decreased nine basis points from 0.61% at March 31, 2021 to 0.52% at December 31, 2021.

•

Return on average assets was 0.68% for the three-month period ended March 31, 2022 compared to 1.57% for the comparable period in 2021. Without the bargain purchase gain and merger-related expenses in 2021, the return on average assets would have been 0.68%[1] and 0.73%[1] for the three-month periods ended March 31, 2022 and 2021, respectively.

•

Return on average equity was 3.88% for the three-month period ended March 31, 2022 compared to 9.11% for the comparable period in 2021. Without the bargain purchase gain and merger-related expenses in 2021, the return on average equity would have been 3.88%[1] and 4.59%[1] for the three-month period ended March 31, 2022 and 2021, respectively.

Joseph Coccaro, President and Chief Executive Officer, said, “We are pleased with our results for the quarter. We continue to enjoy strong credit quality as non-performing loans and criticized assets remain very low. We continue to see improvement in our net interest margin which rose 14 basis points year over year.”

Mr. Coccaro further stated, “During the last year we completed the acquisition of Gibraltar Bank including a business system conversion and opened our sixth branch location in Hasbrouck Heights. This year we expect to grow loan and deposit balances and are forecasting for assets to increase to $900 million. However, forecasted rate hikes, higher inflation and a low inventory in housing will make this challenging.”

[1]	This number represents a non-GAAP financial measure. Please see “Reconciliation of GAAP to Non-GAAP” contained at the end of this release.

Income Statement Analysis

Comparison of Operating Results for the Three Months Ended March 31, 2022 and March 31, 2021

Net income decreased by $1.6 million, or 53.4%, to $1.4 million for the three months ended March 31, 2022 from $3.0 million for the three months ended March 31, 2021. The decrease was due to a decrease in non-interest income of $2.0 million offset by an increase in net interest income of $544 thousand. Excluding the one-time bargain purchase gain of $1.9 million that occurred in 2021 in connection with the Gibraltar Bank acquisition, net income would have increased $300,000 for the three months ended March 31, 2022 as compared to the comparable period in 2021.

Interest income on cash and cash equivalents decreased $20,000, or 40.8%, to $29,000 for the three months ended March 31, 2022 from $49,000 for the three months ended March 31, 2021 due to a six basis point decrease in the average yield on cash and cash equivalents from 0.23% for the three months ended March 31, 2021 to 0.17% for the three months ended March 31, 2022 due to the lower interest rate environment. The decrease was also due to a $16.8 million decrease in the average balance of cash and cash equivalents to $71.5 million for the three months ended March 31, 2022 from $88.3 million for the three months ended March 31, 2021, reflecting the use of excess liquidity to purchase investment securities.

Interest income on loans increased $72,000, or 1.3%, to $5.5 million for the three months ended March 31, 2022 compared to $5.5 million for the three months ended March 31, 2021 due to a nine basis point increase in the average yield on loans from 3.81% for the three months ended March 31, 2021 to 3.90% for the three months ended March 31, 2022 offset by a $2.2 million decrease in the average balance of loans to $571.8 million for the three months ended March 31, 2022 from $574.1 million for the three months ended March 31, 2021.

Interest income on securities decreased $28,000, or 4.1%, to $658,000 for the three months ended March 31, 2022 from $686,000 for the three months ended March 31, 2021 due to a 182 basis point decrease in the average yield from 3.72% for the three months ended March 31, 2021 to 1.90% for the three months ended March 31, 2022. The decrease was offset by a $64.0 million increase in the average balance of securities to $138.8 million for the three months ended March 31, 2022 from $74.8 million for the three months ended March 31, 2021, reflecting the purchase of investments with excess liquidity as deposit growth exceeded loan growth.

Interest expense on interest-bearing deposits decreased $437,000, or 34.6%, to $826,000 for the three months ended March 31, 2022 from $1.3 million for the three months ended March 31, 2021. The decrease was due primarily to a 43 basis point decrease in the average cost of interest-bearing deposits to 0.60% for the three months ended March 31, 2022 from 1.03% for the three months ended March 31, 2021. The decrease in the average cost of deposits was due to the lower interest rate environment and an increase in the average balance of lower-cost transaction accounts compared to a decrease in the average balance of higher cost certificates of deposit. This decrease was offset by a $61.7 million increase in the average balance of deposits to $561.1 million for the three months ended March 31, 2022 from $499.4 million for the three months ended March 31, 2021.

Interest expense on Federal Home Loan Bank borrowings decreased $101,000, or 23.5%, from $431,000 for the three months ended March 31, 2021 to $330,000 for the three months ended March 31, 2022. The decrease was due to a decrease in the average cost of borrowings of four basis points to 1.63% for the three months ended March 31, 2022 from 1.67% for the three months ended March 31, 2021 due to the lower interest rate environment and a decrease in the average balance of borrowings of $22.2 million to $82.3 million for the three months ended March 31, 2022 from $104.4 million for the three months ended March 31, 2021.

Net interest income increased $544,000, or 11.9%, to $5.1 million for the three months ended March 31, 2022 from $4.6 million for the three months ended March 31, 2021. The increase reflected a 20 basis point increase in our net interest rate spread to 2.48% for the three months ended March 31, 2022 from 2.28% for the three months ended March 31, 2021. Our net interest margin increased 14 basis points to 2.64% for the three months ended March 31, 2022 from 2.50% for the three months ended March 31, 2021.

We recorded no provision for loan losses the three months ended March 31, 2022 and recorded a $59,000 credit for the three-month period ended March 31, 2021. Lower balances in residential loans, a more positive economic environment and continued strong asset quality metrics were the reasons for the absence of a provision for the three months ended March 31, 2022. The Bank continues to have a low level of delinquent and non-accrual loans in the portfolio, as well as no charge-offs. Non-performing assets were $1.9 million, or 0.23% of total assets, at March 31, 2022. The allowance for loan losses was $2.2 million, or 0.38% of loans outstanding and 111.8% of nonperforming loans, at March 31, 2022.

Non-interest income decreased by $2.0 million, or 85.1%, to $344,000 for the three months ended March 31, 2022 from $2.3 million for the three months ended March 31, 2021. Gain on sale of loans decreased $149,000 offset by a $66,000 increase in bank-owned life insurance. The decrease was due to a $1.9 million decrease in the bargain purchase gain recognized in the Gibraltar Bank acquisition in 2021.

For the three months ended March 31, 2022, non-interest expense increased $109,000, or 3.2% to $3.5 million, over the comparable 2021 period. Salaries and employee benefits increased $524,000, or 34.1%, attributable to adding the new Gibraltar employees and the new Hasbrouck Heights branch office. Data processing expense increased $70,000, or 33.6%, due to higher data processing expense from the merger. Professional fees decreased $115,000, or 44.3%, due in part to lower legal expense associated with the merger in 2021. Merger fees and core conversion expenses decreased $678,000 due to the merger in 2021. The increase of other general operating expenses was mainly due to increase occupancy costs for the acquired Gibraltar Bank branches and the new Hasbrouck Heights branch office.

Balance Sheet Analysis

Total assets were $850.7 million at March 31, 2022, representing an increase of $13.3 million, or 1.6%, from December 31, 2021. Cash and cash equivalents decreased $36.0 million during the period primarily due to investment purchases with excess liquidity. Net loans decreased $5.8 million, or 1.0%, due to $26.4 million in repayments, offset by new production of $20.6 million, consisting of a relatively equal mix of residential real estate loans and commercial real estate loans. Securities held to maturity increased $7.3 million due to the purchase of corporate bonds and mortgage-backed securities with excess cash. Securities available for sale increased $49.8 million due to the purchase of mortgage-backed securities and corporate bonds with excess cash.

Delinquent loans increased $100,000, or 87.9%, during the three-month period ended March 31, 2022, finishing at $1.8 million or 0.30% of total loans. During the same timeframe, non-performing assets remained unchanged at $1.9 million and were 0.23% of total assets at March 31, 2022. The Company’s allowance for loan losses was 0.38% of total loans and 111.8% of non-performing loans at March 31, 2022.

Total liabilities increased $15.9 million, or 2.3%, to $705.7 million mainly due to an increase in deposits reflecting a new $20.0 million municipal relationship, offset by a decrease in borrowings. Total deposits increased $22.5 million, or 3.8%, to $619.9 million at March 31, 2022 from $597.5 million at December 31, 2021. The increase in deposits reflected an increase in interest-bearing deposits of $18.8 million, or 3.4%, to $577.0 million as of March 31, 2022 from $558.2 million at December 31, 2021 and an increase in non-interest bearing deposits of $3.6 million, or 9.2%, to $42.9 million as of March 31, 2022 from $39.3 million as of December 31, 2021. Federal Home Loan Bank advances decreased $7.0 million, or 8.3%, due to maturing advances.

Stockholders’ equity decreased $2.6 million to $145.0 million, due to increased accumulated other comprehensive loss for securities for available sale of $2.4 million and the repurchase of 182,001 shares of stock during the quarter at a cost of $1.9 million, offset by net income of $1.4 million for the three months ended March 31, 2022. At March 31, 2022, the Company’s ratio of average stockholders’ equity-to-total assets was 17.35%, compared to 17.93% at March 31, 2021.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from six offices located in Bogota, Hasbrouck Heights, Newark, Oak Ridge, Parsippany and Teaneck, New Jersey and operates a loan production office in Spring Lake, New Jersey.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 pandemic on the Company’s business. The extent of such impact will depend on future developments, which are highly uncertain, including if the coronavirus can continue to be controlled and abated. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following risks, any of which could have a material, adverse effect on the Company’s business, financial condition, liquidity, and results of operations: demand for the Company’s products and services may decline, making it difficult to grow assets and income; if the economy worsens, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; the Company’s allowance for loan losses may have to be increased if borrowers experience financial difficulties, which will adversely affect the Company’s net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; the Company’s cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experience additional resolution costs.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of	As of
	March 31, 2022	December 31, 2021
	(unaudited)
Assets
Cash and due from banks	$15,233,627	$14,446,792
Interest-bearing deposits in other banks	53,820,627	90,621,993

Cash and cash equivalents	69,054,254	105,068,785
Securities available for sale	91,591,740	41,838,798
Securities held to maturity (fair value of $78,414,506 and $74,081,059, respectively)	81,314,630	74,053,099
Loans held for sale	450,000	1,152,500
Loans, net of allowance of $2,153,174 and $2,153,174, respectively	564,426,841	570,209,669
Premises and equipment, net	8,060,909	8,127,979
Federal Home Loan Bank (FHLB) stock and other restricted securities	4,514,700	4,851,300
Accrued interest receivable	2,770,432	2,712,605
Core deposit intangibles	318,347	336,364
Bank-owned life insurance	24,667,417	24,524,122
Other assets	3,520,871	4,486,366

Total Assets	$850,690,141	$837,361,587

Liabilities and Equity
Non-interest bearing deposits	$42,935,960	$39,317,500
Interest bearing deposits	576,996,588	558,162,278

Total Deposits	619,932,548	597,479,778
FHLB advances	78,003,974	85,051,736
Advance payments by borrowers for taxes and insurance	2,931,998	2,856,120
Other liabilities	4,795,689	4,397,742

Total liabilities	705,664,209	689,785,376

Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at March 31, 2022 and December 31, 2021	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 14,425,308 issued and outstanding at March 31, 2022 and 14,605,809 at December 31, 2021	144,252	146,057
Additional paid-in capital	66,580,931	68,247,204
Retained earnings	86,280,709	84,879,812
Unearned ESOP shares (456,644 shares at March 31, 2022 and 463,239 shares at December 31, 2021)	(5,348,905)	(5,424,206)
Accumulated other comprehensive loss	(2,631,055)	(272,656)

Total stockholders’ equity	145,025,932	147,576,211

Total liabilities and stockholders’ equity	$850,690,141	$837,361,587

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three months ended March 31,
	2022	2021
Interest income
Loans	$5,537,080	$5,464,961
Securities
Taxable	637,121	673,547
Tax-exempt	20,996	12,585
Other interest-earning assets	83,813	123,004

Total interest income	6,279,010	6,274,097

Interest expense
Deposits	826,184	1,263,682
FHLB advances	329,833	431,125

Total interest expense	1,156,017	1,694,807

Net interest income	5,122,993	4,579,290
Credit for loan losses	—	(59,000)

Net interest income after provision (credit) for loan losses	5,122,993	4,638,290

Non-interest income
Fees and service charges	39,318	52,527
Gain on sale of loans	87,130	236,037
Bargain purchase gain	—	1,933,397
Bank-owned life insurance	155,993	89,666
Other	61,982	6,979

Total non-interest income	344,423	2,318,606

Non-interest expense
Salaries and employee benefits	2,063,347	1,538,920
Occupancy and equipment	344,429	266,479
FDIC insurance assessment	54,000	45,000
Data processing	278,347	208,309
Advertising	121,145	60,000
Director fees	214,791	198,239
Professional fees	144,263	258,917
Merger fees	—	318,265
Core conversion costs	—	360,000
Other	320,953	178,317

Total non-interest expense	3,541,275	3,432,446

Income before income taxes	1,926,141	3,524,450
Income tax expense	525,244	518,143

Net income	$1,400,897	$3,006,307
Earnings per Share - basic	$0.10	$0.23
Earnings per Share - diluted	$0.10	$0.23
Weighted average shares outstanding	13,858,884	13,107,593
Weighted average shares outstanding - diluted	13,878,304	13,107,593

BOGOTA FINANCIAL CORP.

SELECTED RATIOS

(unaudited)

	At or For the Three Months Ended March 31,
	2022	2021
Performance Ratios (1):
Return on average assets (2)	0.68%	1.57%
Return on average equity (3)	3.88%	9.11%
Interest rate spread (4)	2.48%	2.26%
Net interest margin (5)	2.64%	2.50%
Efficiency ratio (6)	64.77%	51.71%
Average interest-earning assets to average interest-bearing liabilities	122.33%	123.09%
Net loans to deposits	91.05%	104.34%
Equity to assets (7)	17.05%	15.83%
Capital Ratios:
Tier 1 capital to average assets	17.35%	17.93%
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.38%	0.36%
Allowance for loan losses as a percent of non-performing loans	111.82%	225.94%
Net recoveries to average outstanding loans during the period	0.00%	0.00%
Non-performing loans as a percent of total loans	0.34%	0.16%
Non-performing assets as a percent of total assets	0.23%	0.11%

(1)	Performance ratios are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average stockholders’ equity.
(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30%.

(5)

Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30% for 2022 and 2021.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average stockholders’ equity divided by average total assets.

LOANS (unaudited)

Loans are summarized as follows at March 31, 2022 and December 31, 2021:

	March 31, 2022	December 31, 2021
Real estate:
Residential	$316,657,570	$319,968,234
Commercial and multi-family real estate	177,225,830	175,375,419
Construction	43,639,387	41,384,687
Commercial and industrial	3,494,447	7,905,524
Consumer:
Home equity and other	25,562,781	27,728,979

Total loans	566,580,015	572,362,843
Allowance for loan losses	(2,153,174)	(2,153,174)

Net loans	$564,426,841	$570,209,669

The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated.

	At March 31,			At December
	2022			2021
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
			(Dollars in thousands)
	(unaudited)
Noninterest bearing demand accounts	$42,936	6.93%	—%	$39,318	6.58%	—%
NOW accounts	101,222	16.33	0.62	69,940	11.71	0.82
Money market accounts	65,198	10.52	0.34	57,541	9.63	0.34
Savings accounts	70,644	11.40	0.26	64,285	10.76	0.26
Certificates of deposit	339,933	54.83	0.65	366,396	61.32	0.74

Total	$619,933	100.00%	0.52%	$597,480	100.00%	0.61%

Average Balance Sheets and Related Yields and Rates

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	Three Months Ended March 31,
	2022			2021
	Average Balance	Interest and Dividends	Yield/ Cost (3)	Average Balance	Interest and Dividends	Yield/ Cost (3)
			(Dollars in thousands)
	(unaudited)
Assets:
Cash and cash equivalents	$71,541	$29	0.17%	$88,314	$49	0.23%
Loans	571,827	5,537	3.90%	574,071	5,465	3.81%
Securities	138,798	658	1.90%	74,842	686	3.72%
Other interest-earning assets	4,834	55	4.50%	6,039	74	4.97%

Total interest-earning assets	787,000	6,279	3.21%	743,266	6,274	3.42%

Non-interest-earning assets	50,802			32,171

Total assets	$837,802			$775,437

Liabilities and equity:
NOW and money market accounts	$143,453	$220	0.62%	$90,461	$109	0.49%
Savings accounts	66,583	43	0.26%	41,892	22	0.21%
Certificates of deposit	351,027	563	0.65%	367,036	1,133	1.25%

Total interest-bearing deposits	561,063	826	0.60%	499,389	1,264	1.03%

Federal Home Loan Bank advances	82,280	330	1.63%	104,449	431	1.67%

Total interest-bearing liabilities	643,343	1,156	0.73%	603,838	1,695	1.14%

Non-interest-bearing deposits	42,936			27,502
Other non-interest-bearing liabilities	5,265			10,307

Total liabilities	691,544			641,647

Total equity	146,258			133,790

Total liabilities and equity	$837,802			$775,437

Net interest income		$5,123			$4,579

Interest rate spread (1)			2.48%			2.28%
Net interest margin (2)			2.64%			2.50%
Average interest-earning assets to average interest-bearing liabilities	122.33%			123.09%

1.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
2.	Net interest margin represents net interest income divided by average total interest-earning assets.
3.	Annualized.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended March 31, 2022 Compared to Three Months Ended March 31, 2021
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)
	(unaudited)
Interest income:
Cash and cash equivalents	$(8)	$(12)	$(20)
Loans receivable	(136)	208	72
Securities	1,715	(1,743)	(28)
Other interest earning assets	(13)	(6)	(19)

Total interest-earning assets	1,558	(1,553)	5

Interest expense:
NOW and money market accounts	76	35	111
Savings accounts	15	6	21
Certificates of deposit	(47)	(523)	(570)
Federal Home Loan Bank advances	(91)	(10)	(101)

Total interest-bearing liabilities	(47)	(492)	(539)

Net increase (decrease) in net interest income	$1,605	$(1,061)	$544

BOGOTA FINANCIAL CORP.

RECONCILIATION OF GAAP TO NON-GAAP

The Company’s management believes that the presentation of net income on a non-GAAP basis, excluding nonrecurring items, provides useful information for evaluating the Company’s operating results and any related trends that may be affecting the Company’s business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP.

	Three months ended March 31, 2022
	(unaudited)
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$1,926,141	$525,244	$1,400,897
Add: merger-related expenses	—	—	—

Non-GAAP basis	$1,926,141	$525,244	$1,400,897

	Three months ended March 31, 2021
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$3,524,450	$518,143	$3,006,307
Add: merger-related expenses	$318,265	$—	$318,265
Less: Bargain purchase gain	$(1,933,397)	$—	$(1,933,397)

Non-GAAP basis	$3,842,715	$518,143	$1,391,175

	Three months ended March 31,
Return on average assets (annualized):	2022	2021
GAAP	0.68%	1.57%
Adjustments	0.00%	0.84%

Non-GAAP	0.68%	0.73%
Return on average equity (annualized):
GAAP	3.88%	9.11%
Adjustments	0.00%	4.52%

Non-GAAP	3.88%	4.59%

Contacts

Joseph Coccaro – President & CEO, 201-862-0660 ext. 1110